EXHIBIT 1.3
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                  [LOCATEPLUS HOLDINGS CORPORATION LETTERHEAD]



                                  July 22, 2002



Oftring & Company, Inc.
588 Main Street
Worcester, Massachusetts 01601-6440

           RE: SECOND AMENDMENT TO UNDERWRITING AGREEMENT



Dear Sirs:

     Reference is hereby made to a certain letter agreement between LocatePLUS Holdings Corporation (the "Company") and Oftring & Co., Inc. (the "Underwriter") dated March 15, 2002 (the "Underwriting Agreement"). Terms not defined in this letter shall have the meaning set forth in the Underwriting Agreement.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Underwriter and the Company agree to amend and restate section 3 of the Underwriting Agreement to read as follows:

                     TERMS OF PUBLIC OFFERING. The Company and the Underwriter agree that the Offering shall be conducted on a minimum/maximum basis, and that a minimum of 6,000,000 Units (the "Minimum Offering") must be sold by the Company to the Underwriter by 5:00 p.m. (Boston time) on that date that is sixty days from the effective date of the Registration Statement (the "Closing Date"). In the event that the Minimum Offering is not sold to the Underwriter by the Closing Date, the Underwriter acknowledges and agrees that the Offering will be terminated and this Agreement will be of no further force or effect (except as provided in Section 12 of this Agreement). In the event that a minimum of $1,800,000 in acceptable subscriptions is received, the funds may be closed in one or more closings.

     In all other regards, the Underwriting Agreement is hereby ratified and confirmed.

Oftring & Company, Inc.
Page 2


     This agreement may be signed in various counterparts that together shall constitute one and the same instrument. Please confirm that the foregoing correctly sets forth the agreement among the Company and the Underwriter.


                       Very truly yours,

                                LOCATEPLUS HOLDING CORPORATION



                                By:  /s/ Jon R. Latorella
                                    ---------------------------------------
                                     Jon R. Latorella
                                     President and Chief Executive Officer



AGREED, AS OF JULY 22, 2002.

OFTRING & COMPANY, INC.


By:  /s/ Robert Oftring
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     Robert Oftring, President